March 11, 2013
Private and Confidential

Nadeem Velani
7 Caldow Road
Toronto ON
M4N 2P4

Dear Nadeem:

I am very pleased to offer you the position of AVP Investor Relations with Canadian Pacific Railway Company located in Calgary, reporting to myself.

Commencement Date

March 25, 2013.

Total Direct Compensation

In this role the expected value of your total direct compensation package (base salary, STIP and LTIP) will have an expected annual value of $370,500 and is comprised of:

Base Salary
Your annual base salary will be $190,000.

Short Term Incentive Plan (STIP)
You will be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will be 30% of your base salary (or $57,000.) This annual bonus is comprised of two components, individual and corporate: 40% will be based on your individual performance as measured through the Company's Performance Management Program and the remaining 60% will be based on the Company's performance against its corporate targets. For 2013 you will receive a prorated amount.

Long Term Incentive Plan (LTIP)

You will be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design as it may change over time and ongoing Board discretion, your target award level is 65% of your annual base salary (or $123,500), consisting of a 32.5% allocation of regular stock options and a 32.5% allocation of performance share units (PSU’s).
For 2013, you will receive a discretionary Option grant with an expected value of 32.5% of your annual base salary granted on April 2, 2013, unless the CEO is in possession of undisclosed material information on that date. If such is the case the grant will be made on the 3rd business day following the release of such information.

Special Payment
Upon hire you will receive a cash payment of $25,000. You must remain actively employed with CP and should you resign prior to March 2014, you will be required to reimburse the full amount to CP.

Annual Vacation
You will be entitled to five weeks’ vacation. In this calendar year, your vacation entitlement will be prorated according to your start date. As part of CP’s Flexbenefits plan, you will also have the opportunity to purchase up to an additional 10 Personal Days Off (PDOs) per year, pro-rated according to your start date. For more information on PDOs, see Appendix II.

Automobile Plan
The Automobile Plan allows you to select an automobile up to a value of $44,400 (excluding provincial sales tax, goods and services tax, transportation, and license costs). The plan also allows you to exceed this limit but at your own expense.
The Company will obtain a vehicle and make it available for unrestricted use by yourself and immediate family members who reside with you (as well as occasional use by others). The Company will pay or will reimburse you for all maintenance and operating expenses. The vehicle will be replaced after four (4) years or 100,000 kilometers, whichever comes first. Provision has been made to allow you to purchase the vehicle, if you so wish, when it becomes eligible for replacement or sooner if you leave the employ of the Company, according to the terms of the plan.
As a result of your participation in this plan, you will incur an annual taxable benefit relating to the use of the vehicle in accordance with current tax laws. However, given it is the Company’s objective to promote the use of more fuel efficient, environmentally friendly automobiles, the taxable benefit associated with this perk will be grossed up should you select a vehicle that meets the criteria for environmentally friendly vehicles as outlined in the Company’s Executive Automobile Policy.

Upon commencement of employment, please contact Doug Rasmussen at Pattison Leasing (403) 301-2407 to arrange for your vehicle. Please note that depending on the vehicle selected, it may take up to 6 months from order placement to receive your vehicle, and as a result, to begin taking advantage of this benefit.

FLEXBenefits

You will be eligible to participate in CP’s FlexBenefits administered through Manulife, our benefits provider. An activation key will be forwarded to you with a link for accessing FlexBenefits on line. You will be given an expiry date by which time you must complete your enrolment. Please see Appendix II for a summary of benefits.

Executive Medical Plan

You are entitled to an annual executive medical examination. The examination includes a number of tests, which will assist in determining your health status as well as recommending preventative and/or curative measures, thus optimizing your health. The medical information obtained during the examination remains strictly confidential.

Canadian Pacific Pension Plan

You will be enrolled in the Canadian Pacific Defined Contribution (DC) Pension Plan. CP’s competitive DC plan features employer and employee contributions which increase over time based on your combined age and years of service. An enrollment kit describing the DC plan will be provided to you in your “Getting Started” package, and detailed information will be accessible on CP’s intranet site, Rail City, after your start date.

In addition, you will be eligible to participate in the Canadian Pacific Railway Company Supplemental Retirement Plan (the Supplemental Plan), which is fully paid by the Company. Supplemental benefits include pension benefits in excess of the Canada Revenue Agency maximums for the DC pension plan. For your level, this plan provides an additional notional contribution of 6% of your base salary annually. The following illustrates contribution levels.

Ownership Guidelines

By five (5) years from your start date, you will be required to achieve an ownership level equivalent to your annual salary. To help you meet your ownership requirements, the company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your PIP payment into DSUs. The company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your PIP deferral. The matched units will only be provided if you are below your ownership level.

Employee Share Purchase Plan (ESPP)

You can own part of CP through the Employee Share Purchase Plan (ESPP).  CP shares may be purchased through payroll deduction and the Company will match a portion of every dollar you invest (subject to certain vesting and contribution conditions).  You can contribute between 1% and 10% of your eligible earnings to the Plan.  On the first 6% of your base salary, CP will contribute 33 cents for every dollar you invest. You may contribute an additional 4% of base salary which will not be eligible for CP contributions.

Relocation

As your new position is located in Calgary, the relocation of you, your family and your household effects will be governed by the Company’s Relocation (Canada) Policy #8801 which can be found under Employee Policies on Rail City.
As a relocating employee, please ensure that the request for Relocation Form (Appendix 1) is returned with your signed acceptance as soon as possible in order to initiate your move. Once returned to us, Brookfield Global Relocation Services (BGRS) will then contact you to initiate the process and answer any questions you might have.

Additional Information

Welcome to CP” Presentation
You are also invited to access “RailCity”, CP’s Intranet site, where you can view information about our company, our policies and learn about our benefits. To view the “Welcome to CP” presentation on “RailCity”, click on the “Employee” tab and choose “New Employee”. If you have any difficulties accessing the site please contact our HR Service Centre at 1-866-319-3900 or hr-help@cpr.ca

Accommodation of Special Needs
Should you require accommodation as a result of special needs such as physical, mental or learning disabilities or religious requirements, please contact me or Employee Relations at (403) 319-6447. The nature of such discussions will not be disclosed to others except for legitimate business purposes or to enable the accommodation. For a copy of CP's Workplace Accommodation policy, please contact the HR Service Centre at 1(866)319-3900 or in Calgary at (403)319-3900.

Terms and Conditions of Employment
As a condition of employment, you will be required to read CP’s Code of Business Ethics and electronically sign an acknowledgement that you have read and agree to adhere to the Code of Business Ethics. You will be provided with mandatory on-line training on CP’s Code of Ethics after the commencement of your employment with the Company. In addition, your photograph will be posted in our Talent Management database for the purpose of supporting the employee development and succession planning processes.

You acknowledge that you are legally entitled to accept an offer of employment with CP and that you have disclosed to CP any employment agreements with CN relating to non-disclosure, non-compete and non-solicitation.

It is CP’s policy to honor all legally enforceable employment agreements an employee has with third-parties, and to respect the intellectual property of third parties. You therefore acknowledge that you will honour all non-solicitation and non-disclosure agreements that you may have with CN and as might otherwise be imposed by law.

Future Relocation
CP is a national organization with an extensive network in Canada and the U.S. Based on operational needs; you may be required to relocate to another work location on the system. As well, advancement opportunities may require geographical relocation. Should you be faced with either situation, notice of the need to relocate and assistance to do so will be provided to you in accordance with corporate relocation policies.

Obtaining or Maintaining Qualification

Provided you are medically fit for safety-critical positions, you may be required to obtain a certification or to maintain your current certification / qualification as locomotive engineer or conductor, as you may be called upon to operate trains as and when required. This may involve operating trains away from your normal work location.

Security Clearance
In accordance with Company Policy, all new hires are required to pass a security clearance. This offer of employment is conditional upon the results.

If you have any questions regarding your benefits and other entitlements related to this offer of employment, please call Kathie Brown, Assistant Vice President Total Compensation, at (403) 319-6455.

This offer of employment is submitted to you for acceptance, and is valid through March 15, 2013. Please sign and return the enclosed copy of this letter and the completed CP New Hire Information form on or before that date to:

Kathie Brown
AVP Total Compensation
600 - 401 9th Avenue SW
Calgary AB T2P 4Z4

Nadeem, I look forward to your creative input, fresh perspective and positive contribution.

I am confident that your skills will complement our team and that your career with CP will be challenging and rewarding. We hope that you will join us!

Sincerely,

/s/ Mark Wallace

Mark Wallace
VP Corporate Affairs and Chief of Staff

Accepted:     /s/ Nadeem Velani
(Signature)
Date: March 14th / 2013

Contact Telephone #__________________________

Confirmation of Start Date: 2013/03/25
(yy/mm/dd)